Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

AMERI HOLDINGS, INC.

ARTICLE I

OFFICES

1.1           The registered office of Ameri Holdings, Inc. (the “Corporation”) shall be at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

1.2           The Corporation may have such other offices either within or without the state as the Board of Directors of the Corporation may designate or the business of the Corporation may require from time to time.

ARTICLE II

STOCKHOLDERS’ MEETINGS

2.1           Meeting Locations. All meeting of the Stockholders shall be held at the registered office of the Corporation or at such other place or places either within or without the State of New Jersey as may from time-to-time be selected by the Board of Directors.

2.2           Annual Meetings.

(a)           The Annual Meeting of the Stockholders shall be held at such time and date as may be fixed each year by the Board of Directors, when the Stockholders shall elect a Board of Directors in person or represented by proxy at the meeting and entitled to vote on the election of directors and transact such other business as may properly be brought before the meeting.

(b)           If the Annual Meeting for election of Directors is not held on the day designated therefore, the Directors shall cause the meeting to be held as soon thereafter as convenient.

2.3           Special Meetings.  Special Meetings of the Stockholders may be called by the Chairman, the President, the Board of Directors, or by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

2.4           Notice of Stockholders’ Meetings.

(a)           Written notice of the time, place and purpose or purposes of every meeting of Stockholders shall be given not less than thirty (30) nor more than sixty (60) days before the date of the meeting either personally, by mail, or by such other means permitted by the General Corporation Law of the State of Delaware as in effect from time to time or any successor statute thereto (the “DGCL”), to each Stockholder of record entitled to vote at the meeting, unless lesser or greater period of notice is required or allowed by statute in a particular case.

(b)           When a meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting.  If after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to notice on the new record date.

2.5           Waiver of Notice.

(a)           Notice of a meeting need not be given to any Stockholder who signs a waiver of such notice, in person or by proxy, whether before or after the meeting.  The attendance of any Stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice by him.

(b)           Whenever Stockholders are authorized to take any action after the lapse of a prescribed period of time, the action may be taken without such lapse if such requirement is waived in writing, in person or by proxy, before or after the taking of such action by every Stockholder entitled to vote thereon as of the date of the taking of such action.

2.6           Fixing Record Date.

(a)           The Board of Directors may fix, in advance, a date as the record date for determining the Corporation’s Stockholders with regard to any corporate action or event and, in particular, for determining the Stockholders who are entitled to:

(i)	notice of or to vote at any meeting of Stockholders or any adjournment thereof;

(ii)	be given a written consent to any action without a meeting; or

(iii)	receive payment of any dividend or allotment of any given right.

(b)           In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(c)           In order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(d)           In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or Stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(e)           When a determination of Stockholders of record for a Stockholders’ meeting has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date under this section for the adjourned meeting.

2.7           Voting Lists.

(a)           The officer or agent having charge of the stock transfer books for shares of the Corporation shall make and certify a complete list of Stockholders entitled to vote at a Stockholders’ meeting or any adjournment thereof.  A list required by this section may consist of cards arranged alphabetically or any equipment which permits the visual display of such information, or be in any other form or arrangement permitted by the DGCL.  Such list shall be arranged alphabetically within each class, series or groups of Stockholders maintained by the Corporation for convenience of reference, with the address of and the number of shares held by each Stockholder; be produced or available by means of a visual display at the time and place of the meeting; be subject to the inspection of any Stockholder for reasonable periods during the whole time of the meeting; and be prima facie evidence as to who are the Stockholders entitled to examine such list or to vote at any meeting.

(b)           If the requirements of this Section 2.7 have not been complied with, the meeting, on the demand of any Stockholder in person or by proxy, shall be adjourned until the requirements are complied with.  Failure to comply with the requirements of this Section 2.7 shall not affect the validity of any action taken at such meeting prior to the making of any such demand.

2.8           Quorum.

(a)           Unless otherwise provided in the Certificate of Incorporation or by statute, the holders of a majority of the shares of stock entitled to be voted, present in person or represented by proxy at a meeting, shall constitute a quorum for the transaction of business at a meeting. In the absence of a quorum the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is obtained.  At any such adjourned session of the meeting at which there shall be present or  represented the holders of record of the requisite number of shares, any business may be transacted  that might have been  transacted at the meeting as originally called.

(b)           Whenever the holders of any class or series of share are entitled to vote separately on a specified item of business, the provisions of this section shall apply in determining the presence of a quorum of such class or series for the transaction of such specified item of business.

2.9           Voting.

(a)           Each holder of any share with voting rights shall be entitled to one (1) vote for each such share registered in their name, except as otherwise provided in the Certificate of Incorporation.  Whenever any action is to be taken by vote of the Stockholders, it shall be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at a meeting of Stockholders entitled to vote thereon, except as otherwise required by statute or by the Certificate of Incorporation.

(b)           Every Stockholder entitled to vote at a meeting of Stockholders or to express consent without a meeting may authorize another person or persons to act for him by proxy.  Every proxy shall be executed in writing by the Stockholder or his agent, except that a proxy may be given by the Stockholder or his agent by telegram or cable or by means of electronic communication or electronic transmission which results in a writing.  No proxy shall be valid for more than eleven (11) months unless a longer time is expressly provided therein.  Unless it is irrevocable as provided in Section 212(e) of DGCL, a proxy shall be revocable at will.  The grant of a later proxy revokes any earlier proxy unless the earlier proxy is irrevocable.  A proxy shall not be revoked by the death or incapacity of the Stockholder but such proxy shall continue in force until revoked by the personal representative or guardian of the Stockholder.  The presence at any meeting of any Stockholder who has given a proxy shall not revoke such proxy unless the Stockholder shall file written notice of such revocation with the Secretary of the meeting prior to the voting of such proxy, or votes the shares subject to the proxy by written ballot.

2.10           Action by Consent.  Unless otherwise provided by the Certificate of Incorporation or the DGCL, any action by the Stockholders of the Corporation that can be effected at an annual or special meeting of Stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special Stockholders meeting at which all shares entitled to vote thereon were present and voted.

2.11           Election of Directors.

(a)           Except as otherwise provided in the Certificate of Incorporation, at each election of Directors every Stockholder entitled to vote at such election shall have the right to vote the number of shares owned by them for as many persons as there are Directors to be elected and for whose election he has a right to vote.

(b)           Except as otherwise provided in the Certificate of Incorporation, Directors will be elected at each Annual Meeting of Stockholders of the Corporation and will hold office for a term expiring at the next Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal.

(c)           A nominee for Director election shall be elected by the affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present; provided, however, that the Board of Directors shall be elected by a plurality of the votes properly cast if the number of candidates properly nominated for election as Directors exceeds the number of Directors to be elected as of the close of business on the record date for such meeting. For purposes of this Section 2.11, a majority of the votes cast means that the number of shares voted “for” a nominee’s election (or similar vote of approval) must exceed the number of shares voted “against” together with the number of shares voted as “withhold” for such nominee’s election, and abstentions shall not be counted as votes cast.

(d)           As a condition to nomination of an incumbent Director, each such nominee shall submit an irrevocable offer of resignation to the Board of Directors, which resignation shall become effective if (i) such nominee is proposed for reelection and is not reelected at a meeting of the Stockholders in which majority voting applies and the Stockholders vote on the election of Directors at such meeting, and (ii) the offer of resignation is accepted by the Board of Directors by the vote of a majority of the Directors (excluding any Director who has not been reelected at such meeting) then in office.

(e)           Elections of Directors need not be by ballot unless a Stockholder demands election by ballot at the election and before the voting begins.

2.12           Inspectors of Election.

(a)           The Board of Directors, in advance of any Stockholders’ meeting or of the tabulation of written consents of Stockholders without a meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof or to tabulate such consents and make a written report thereof.  If inspectors to act at any meeting of Stockholders are not so appointed or shall fail to qualify, the person presiding at a Stockholders’ meeting may and on the request of any Stockholder entitled to vote thereat shall make such appointment.

(b)           Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.  No person shall be elected a Director in an election for which he has served as an inspector.

2.13           Advance Notification Requirement.

(a)           At any meeting of Stockholders, only such director nominations, proposals or other business (“business”) shall be conducted or considered by the Stockholders as shall have been properly brought before such meeting.  To be properly brought before a meeting the business must be a proper subject for action by Stockholders and must be:  (i) specified in the notice of any meeting (or supplement thereto) given by or at the direction of the Board of Directors; (ii) brought before a meeting by or at the direction of the Board of Directors; or (iii) brought before a meeting by a Stockholder where the Stockholder has complied with the procedures set forth in this section.

(b)           For business to be properly brought before a meeting by a Stockholder of the Corporation, the Stockholder must give the Secretary of the Corporation timely written notice of the business to be brought before a meeting.  To be timely, a Stockholder’s written notice must be delivered or mailed to and actually received at the Corporation’s principal headquarters no later than the close of business on the 90th calendar day prior to the date of the meeting.  A Stockholder’s written notice to the Secretary of the Corporation of the business to be brought before the meeting shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owners, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such Stockholder and such beneficial owner and (C) a representation that the Stockholder is a holder of record of shares of the Corporation and intends to appear in person or by proxy at the meeting to propose such business.

(c)           Notwithstanding anything herein to the contrary, no business shall be conducted at a Stockholder meeting except in accordance with the provisions and procedures set forth in this Section 2.13.

(d)           The presiding officer of a meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting, and, in accordance with the provisions of this section, the presiding officer of the meeting shall so declare to the meeting that any such business not properly before the meeting shall not be transacted.

ARTICLE III

DIRECTORS

3.1           Number.  The business and affairs of this Corporation shall be managed by its Board of Directors, not less than three (3), as determined by the Board of Directors.  A Director shall be at least eighteen years of age and need not be a United States citizen or a resident of this State or a Stockholder in the Corporation.

3.2           Regular Meetings.  Regular meetings of the Board of Directors shall be held immediately following the Annual Meeting of Stockholders, and at such other times and places, as shall be determined by the Board of Directors.  After the election of the Directors, the newly-elected Board shall meet for the purpose of organization, election of officers of the Corporation and Chairman, and otherwise, and no notice of such meeting shall be necessary to the newly-elected Directors in order to constitute legally the meeting, provided a majority of the whole Board shall be present.

3.3           Quorum.

(a)           A majority of the entire Board or of any committee thereof shall constitute a quorum for the transaction of business and the act of the majority present at a meeting at which a quorum is present shall be the act of the Board of Directors or of the committee.

(b)           Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if, prior or subsequent to such action, all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing and such written consents are filed with the minutes of the proceedings of the Board of Directors or the committee.

(c)           Where appropriate communication facilities are reasonably available, any or all Directors shall have the right to participate in all or any part of a meeting of the Board of Directors or a committee of the Board of Directors by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other, unless otherwise provided in the Certificate of Incorporation.

3.4           Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman or the President on one day’s notice to each Director, either personally or by mail; special meetings may be called in like manner and on like notice on the written request of any two (2) Directors.

3.5           Waiver of Notice.  Notice of any meeting need not be given to any Director who signs a waiver of notice, whether before or after the meeting.  The attendance of any Director at a meeting without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice by him.  Neither the business to be transacted at nor the purposes of any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.  Notice of any adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten (10) days in any one adjournment.

3.6           Powers of Directors.  The Board of Directors shall have the management of the business of the Corporation.  In addition to the powers and authorities by the Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute nor by these Bylaws directed or required to be exercised or done by the Stockholders.

3.7           Vacancies.  Any directorship not filled at the Annual Meeting and any vacancy, however caused, including vacancies resulting from an increase in the number of Directors, occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors even though less than a quorum of the Board of Directors or by a sole remaining Director.  A Director so elected by the Board of Directors shall hold office until his successor shall have been elected and qualified.

3.8           Resignations.  Any Director or other officer may resign by written notice to the Corporation.  The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as shall be specified in the notice of resignation.

3.9           Removal of Directors. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws, or applicable law, any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote on such matter.

3.10           Compensation of Directors.  The Board of Directors, by the affirmative vote of a majority of Directors in office and irrespective of any personal interest of any of them, shall have authority to establish reasonable compensation of Directors for services to the Corporation as Directors, officers or otherwise.

3.11           Committees of the Board.  The Board of Directors may, by resolution passed by the Board of Directors, designate one or more other committees, each such committee to have such name and to consist of one or more directors as the Board of Directors may from time to time determine.  Any such committee, to the extent provided in such resolution or resolutions, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, but no such committee shall have such power or authority in reference to (a) approving or adopting, or recommending to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval, or (b) adopting, amending or repealing any bylaw.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

3.12           Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Stockholders and of the Directors; shall be ex officio a member of the Executive Committee, and shall exercise such other powers and perform such other duties as the Board of Directors shall prescribe.

3.13           Secretary.  The Secretary shall keep full minutes of all meetings of the Board of Directors, shall attend all sessions of the Board, shall act as clerk thereof and shall record all minutes and proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  Unless otherwise provided by the Chairman, he shall give or cause to be given notices of all meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors.

3.14           Discharge of Duties.

(a)           In discharging their duties, Directors and members of any committee designated by the Board shall not be liable if, acting in good faith, they rely (i) upon the opinion of counsel for the Corporation, (ii) upon written reports setting forth financial data concerning the Corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants, (iii) upon financial statements, books of account or reports of the Corporation represented to them to be correct by the President, the officer of the Corporation having charge of its book of account, or the person presiding at a meeting of the Board, or (iv) upon written reports of committees of the Board.

(b)           In discharging his duties to the Corporation and in determining what he reasonably believes to be in the best interest of the Corporation, a Director may, in addition to considering the effects of the action on the Corporation’s Stockholders, consider any of the following: (i) the effects of the action on the Corporation’s employees, suppliers, creditors and customers; (ii) the effects of the action on the community or communities in which the Corporation operates; and, (iii) the long-term as well as the short-term interests of the Corporation and its Stockholders, including the possibility that these interests may best be served by the continued independence of the Corporation. If, on the basis of the foregoing factors, the Board of Directors determines that any proposal or offer to acquire the Corporation is not in the best interest of the Corporation, it may reject such proposal or offer. If the Board of Directors determines to reject any such proposal or offer, the Board of Directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

ARTICLE IV

OFFICERS

4.1           Election; Qualification.  The officers of the Corporation shall consist of a President, Secretary and Treasurer, each of whom shall be elected by the Board of Directors.  The Board of Directors may elect a Chairman of the Board or two Co-Chairman of the Board, one or more Vice Presidents, or Controller, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers and such other officers as it may from time to time determine.  The Board of Directors shall also determine which of the officers shall hold the offices of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, if any.  Any officer other than the Chairman of the Board may, but is not required to, be a director of the Corporation.  Two or more offices may be held by the same person.

4.2           Term of Office.  Each officer shall hold office from the time of such person’s election and qualification to the time at which such person’s successor is elected and qualified, unless he shall die or resign or shall be removed pursuant to Section 4.4 at any time sooner.

4.3           Resignation.  Any officer of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation.  Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.4           Removal.  Any officer may be removed at any time, with or without cause, by the vote of the Board of Directors.

4.5           Vacancies.  Any vacancy, however caused, in any office of the Corporation may be filled by the Board of Directors.

4.6           Compensation.  The compensation of each officer shall be such as the Board of Directors may from time to time determine.

4.7           Duties of Officers.  Officers of the Corporation shall, unless otherwise determined by the Board of Directors, have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as may be set forth in the Bylaws or as may from time to time be specifically conferred or imposed by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1           Stock Certificates.  Notwithstanding any other provision in these Bylaws, any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be).  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class or series shall be identical.  If certificates for the shares of the Corporation are issued, each will be in such form as shall be determined by the Board of Directors.  Each holder of stock of the Corporation, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to a stock certificate in such form as may from time to time be prescribed by the Board of Directors. Each such certificate shall be signed by or in the name of the Corporation by the Chairman of the Board, or the Chief Executive Officer, or the President or a Vice President, or a Senior Vice President and by the Chief Financial Officer, or the Treasurer, or an Assistant Treasurer or the Secretary or an Assistant Secretary.  Any or all of the signatures appearing on such certificate or certificates may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.2           Transfer of Stock.  Shares of stock shall be transferable on the books of the Corporation pursuant to applicable law and such rules and regulations as the Board of Directors shall from time to time prescribe.

5.3           Redemption of Stock.  Any stock of any class or series may be made subject to redemption by the Corporation at its option or at the option of the holders of such stock upon the happening of a specified event; provided however, that immediately following any such redemption, the Corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting powers.

5.4           Holders of Record.  Prior to due presentment for registration of transfer, the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice to the contrary.

5.5           Lost, Stolen, Destroyed or Mutilated Certificates.  The Corporation shall  issue a new certificate of stock to replace a certificate theretofore issued by it alleged to have been lost, destroyed or wrongfully taken, if the owner or such owner’s legal representative (a) requests replacement, before the Corporation has notice that the stock certificate has been acquired by a bona fide purchaser; (b) unless the Board of Directors otherwise determines, files with the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such stock certificate or the issuance of any such new stock certificate; and (c) satisfies such other terms and conditions as the Board of Directors may from time to time prescribe.

ARTICLE VI

BOOKS AND ACCOUNTS

6.1           Books and Records. The Corporation shall keep books and records of account and minutes of the proceedings of the Stockholders, Board of Directors and executive committees, if any.  Such books, records and minutes may be kept outside this State.  The Corporation shall keep at its principal office, its registered office or at the office of a transfer agent a record or records containing the names and addresses of all Stockholders, the number, class and series of shares held by each and the dates when they respectively became the owners of record thereof.  Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into readable form within a reasonable time, and the Corporation shall convert into readable form without charge any such records not in such form, upon the written request of any person entitled to inspect them.

6.2           Inspection.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to determine from time to time whether and, if allowed, under what conditions and regulations the accounts and books of the Corporation (other than the stock and transfer books), or any of them, shall be open to the inspection of the Stockholders, and the Stockholders’ rights in this respect are and shall be restricted and limited accordingly, subject to applicable law.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1           Monetary Disbursements.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

7.2           Fiscal Year.  The fiscal year of the Corporation shall start on such date as the Board of Directors shall from time to time prescribe.

7.3           Corporate Seal.  The corporate seal shall be in such form as the Board of Directors may from time to time prescribe, and the same may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.4           Dividends.  The Board of Directors may declare and pay dividends upon the outstanding shares of the Corporation from time to time and to such extent as they deem advisable, in the manner and upon the terms and conditions provided by statute and the Certificate of Incorporation.

7.5           Reserve.  Before payment of any dividend there may be set aside sum or sums as the Directors from time to time in their absolute discretion think proper as a reserve fund to meet contingencies or for equalizing dividends or for repairing or maintaining any property of the Corporation or for such other purpose as the Directors shall think conducive to the interests of the Corporation and the Directors may abolish any such reserve in the manner in which it was created.

7.6           Giving Notice.

(a)           Whenever written notice is required to be given to any person, it may be given to such person, either personally or by sending a copy thereof through the mail, or by any other means not prohibited by the DGCL.  If notice is given by mail, the notice shall be deemed to be given when deposited in the mail addressed to the person to whom it is directed at his last address as it appears on the records of the Corporation with postage prepaid thereon.  Such notice shall specify the place, day and hour of the meeting and, in the case of a Stockholders’ meeting, the general nature of the business to be transacted.

(b)           In computing the period of time for the giving of any notice required or permitted by statute or by the Certificate of Incorporation or by these Bylaws or by any resolution of Directors or Stockholders, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included.

7.7           Electronic Transmission.  All acts and things permitted by the DGCL to be done by electronic transmission that are not prohibited from being done by these Bylaws, shall be permitted to be done by electronic transmission under these Bylaws.

7.8           Forum For Adjudication Of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for any internal corporate claims, as such term is defined and used in Section 115 of the DGCL, brought by a stockholder (including any beneficial owner) as the same may be amended from time to time, including without limitation: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation (or any director, officer, stockholder, employee or agent) of the Corporation arising pursuant to or under any provision of the DGCL or the Certificate of Incorporation or Bylaws, in each case as the same may be amended from time to time, (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, in each case as the same may be amended from time to time, or (e) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VII, Section 7.8.

ARTICLE VIII

INDEMNIFICATION

8.1           Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) and in the manner provided in the Certificate of Incorporation of the Corporation and as otherwise permitted by the DGCL.

8.2           Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon the determination, in the manner provided by law, that indemnification of the director, officer, employee or agent of the Corporation is proper in the circumstances.  The Corporation, to the full extent permitted by law, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.

8.3           To the extent that a current or former director, officer, employee or agent of the Corporation is successful on the merits or otherwise in defense of any action, suit or proceeding, the Corporation shall, to the fullest extent permitted by the DGCL, indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

8.4           The indemnification and advancement of expenses provided by the DGCL shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of Stockholders or disinterested directors or otherwise.

8.5           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay such amount if it shall ultimately be determined that such person is not entitled to be so indemnified.

ARTICLE IX

AMENDMENTS

9.1           These Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the affirmative vote of a majority of Directors then in office, voting in favor thereof, at any meeting of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, these Bylaws, or applicable law.  A majority of the Stockholders shall have the power to adopt, amend, or repeal any provisions of the Bylaws.